Exhibit 99



   Provident Financial Group, Inc. & PFGI Capital Corporation Confirm Cash

                         Payment on Income PRIDES(SM)



             PFGI Capital Corporation Announces Financial Results

                      for the Period Ended June 30, 2003



    CINCINNATI, July 22 /PRNewswire-FirstCall/ -- Provident Financial Group,

Inc. (Nasdaq: PFGI) and PFGI Capital Corporation announced that the scheduled cash payment on their Income PRIDES (SM) (NYSE: PCEPRI) security will be paid on August 18, 2003. The distribution, accruing from May 18, 2003 through

August 17, 2003, is payable to holders of record on August 1, 2003, at a rate of $0.5625 per each Income PRIDES (SM) held.


    PFGI Capital Corporation also announced financial results for the second quarter ended June 30, 2003. Net income was $3.9 million, interest on loan participations was $4.1 million, and non-interest expenses, including loan servicing and management fees, totaled $.2 million. For the six months ended

June 30, 2003, net income was $7.9 million, interest on loan participations were $8.3 million, and non-interest expenses, including loan servicing and management fees, totaled $.4 million. At June 30, 2003, there were no non-

performing assets or impaired loans, commercial loan participations totaled

$324.9 million, and the reserve for loan participation losses was $3.2 million. At June 30, 2003, total shareholders' equity was $330.0 million and total assets were $330.0 million.



    About Provident Financial Group, Inc.

    Provident Financial Group, Inc. is a bank holding company located in

Cincinnati, Ohio. Its main subsidiary, The Provident Bank, provides a diverse line of banking and financial products, services and solutions through retail banking offices located in Southwestern Ohio, Northern Kentucky and the West

Coast of Florida, and through commercial lending offices located throughout

Ohio and surrounding states. At June 30, 2003, Provident Financial Group had

$8.9 billion in loans outstanding, $11.0 billion in deposits, and assets of

$17.8 billion.



    About PFGI Capital Corporation

    PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to

PFGI Capital Corporation shareholders.



    For further information, please contact

    Provident Financial Group /PFGI Capital Corporation Investor

    Relations

    1-800-851-9521 or 1-513-345-7165

    e-mail: InvestorRelations@provident-financial.com